SCHEDULE "A"

                    TERMS AND CONDITIONS OF SEVERANCE PROGRAM


PROPOSED TERMS:(1)


Cause: Cause means, with respect to any Key Executive, the occurrence of any of the following: (i) the commission of fraud, embezzlement or theft by the Key Executive in connection with the Key Executive's duties; (ii) the intentional wrongful damage to property of Safety Components by the Key Executive; (iii) the intentional wrongful disclosure by the Key Executive of any secret process or confidential information of Safety Components or their non-debtor affiliates;
(iv) the intentional violation of any non-disclosure, non-solicitation and non-competition covenants to which the Key Executive is subject; (v) the Key Executive's commission of (a) a felony or (b) a misdemeanor involving moral turpitude; (vi) the Key Executive's intentional refusal to follow reasonable directions or instructions of a more senior officer or the Board of Directors of SCI as to which SCI has notified the Key Executive in writing and such refusal shall have continued for a period of three (3) business days after receipt of such notice; or (vii) a Key Executive's intentional or grossly negligent breach of any stated material employment policy of SCI.

Change in Control: A Change in Control will be deemed to have occurred upon (i) an acquisition by any person (the "Person") of Beneficial Ownership of the shares of common stock of SCI then outstanding (the "Company Common Stock Outstanding") or the voting securities of SCI then outstanding entitled to vote generally in the election of directors (the "Company Voting Securities Outstanding"); provided, however, that such acquisition of Beneficial Ownership would result in the Person's Beneficially Owning 25% or more of the Company Common Stock Outstanding or 25% or more of the combined voting power of the Company Voting Securities Outstanding; and, provided, further, that immediately prior to such acquisition such Person was not a direct or indirect Beneficial Owner of 25% or more of the Company Common Stock Outstanding or 25% or more of the combined voting power of Company Voting Securities Outstanding, as the case may be; or (ii) approval by the stockholders of SCI of a reorganization, merger, consolidation, complete liquidation or dissolution of SCI, sale or disposition of all or substantially all of the assets of SCI, or similar corporate transaction (in each case referred to herein as a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly); or
(iii) a change in the composition of the Board of Directors of SCI such that the individuals who, as of the effective date of such Corporate Transaction (the "Effective Date"), constitute the Board of Directors of SCI (such Board of Directors of SCI shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of


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(1)  Capitalized terms not defined herein shall have the meanings ascribed to them in that certain Motion of Safety Components for Order, Pursuant to 11 U.S.C. ss.ss. 105(a) and 363(b)(1), Approving and Authorizing Implementation of Employee Severance Program for Key Executives, dated May 24, 2000 (the "Motion").

Directors of SCI; provided, however, that any individual who becomes a member of the Board of Directors of SCI subsequent to the Effective Date whose election, or nomination for election by SCI's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board of Directors of SCI and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule l4a-11 of Regulation 14A under the Securities Exchange Act of 1934 (as amended from time to time), including any successor to such Rule) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of SCI shall not be so considered as a member of the Incumbent Board. Notwithstanding the provisions set forth in subparagraphs (i), (ii) and (iii) above, the following shall not constitute a Change in Control for purposes of the Severance Program: (1) any acquisition by or consummation of a Corporate Transaction with any subsidiary of SCI or an employee benefit plan (or related trust) sponsored or maintained by SCI or an affiliate; or (2) an acquisition by any Person or Persons of Beneficial Ownership of the shares of Company Common Stock Outstanding or shares of Company Voting Securities Outstanding, or the change in composition of the Board of Directors of SCI, if both (a) such acquisition of Common Stock or the change in composition of the Board of Directors of SCI results from an exchange of debt securities of the Company in connection with a plan of reorganization (the "Plan") under chapter 11 of the Bankruptcy Code and (b) employment contracts covering the Key Executives for the period subsequent to the effective date of the Plan have been either assumed by Safety Components, approved by the Bankruptcy Court or otherwise entered into by SCI and such Key Executive.

Company or SCI: Company or SCI means Safety Components International, Inc.

Good Reason: Good reason means the Key Executive's voluntary termination of employment within 60 days following the occurrence of any of the following: (a) a change in the Key Executive's duties or responsibilities, or a change in the Key Executive's reporting relationships, either of which results in or reflects a material diminution of the scope or importance of the Key Executive's responsibilities; (b) a reduction in the Key Executive's then current base salary or annual target bonus; (c) a reduction in the level of benefits available or awarded to such Key Executives under employee and officer benefit plans and programs including, but not limited to, annual and long-term incentive and stock-based plans and programs (other than as part of reductions in such benefit plans or programs affecting similarly situated employees of Safety Components); (d) any failure of any acquirer following a Change in Control to agree to be bound by this Severance Program, or (e) a relocation of the Key Executive's primary employment location which is more than 50 miles from his current primary employment location; provided, however, that for Good Reason to exist, the Key Executive must give the Company written notice, at least 30 days prior to the date the Key Executive intends to terminate his employment, providing a description of the events constituting Good Reason hereunder and, in the event the Company corrects of cures such events prior to the conclusion of such 30 day period, then Good Reason shall not exist hereunder.


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

Key Executive: Key Executive means only the following individuals: John C. Corey, Brian P. Menezes, Stephen B. Duerk, and Daniel R. Smith.

Qualifying Termination of Employment: Qualifying Termination of Employment means a Key Executive's termination of employment that occurs on account of any of the following circumstances: (1) a termination of employment by the Company without Cause (other than as a result of death or disability) or (2) a termination by the Key Executive for Good Reason. Qualifying Termination of Employment shall not include a termination of employment as a result of (a) death, (b) disability, (c) retirement, (d) the Company's termination of the Key Executive's employment for Cause, (e) the Key Executive's termination of employment for reasons other than Good Reason.

Severance Benefits: Severance Benefits means, for each Key Executive, the cash severance benefit and health insurance continuation provided for such Key Executive in the chart below:

--------------------------------------------------------------------------------------------------------------------
EXECUTIVE                              CASH SEVERANCE BENEFIT(2)                   HEALTH INSURANCE     ANNUAL BASE
                                                                                   CONTINUATION         SALARY
--------------------------------------------------------------------------------------------------------------------
John C. Corey, President and Chief     An amount equal to 24 months of annual      24 months            $300,000
Operating Officer                      base salary ($600,000)
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Brian P. Menezes, Vice President and   An amount equal to 18 months of annual      18 months            $180,000
Chief Financial Officer                base salary ($270,000)
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Stephen B. Duerk, Vice President       An amount equal to 18 months of annual      18 months            $175,000
                                       base salary ($262,500)
--------------------------------------------------------------------------------------------------------------------
Daniel R. Smith, Assistant Secretary   An amount equal to 12 months of annual      12 months            $105,000
and Treasurer                          base salary ($105,000)
--------------------------------------------------------------------------------------------------------------------


During the health insurance continuation period listed above, the Company shall provide, at the same employee rates as the Key Executive paid prior to his termination of employment, continued health insurance coverage as in effect from time to time for the Key Executive and his dependents who were covered by the Company's health insurance plan immediately prior to his termination of employment, for the length of time indicated in the table above. Severance Benefits shall not include continued participation in any incentive compensation plans or benefit plans, other than the Company's health insurance plan.

TERMS OF SEVERANCE PLAN

Eligibility: If a Key Executive incurs a Qualifying Termination of Employment, then such Key Executive will be entitled to receive, in the manner set forth herein, the Severance Benefits (provided that if no Change in Control has occurred, then such Key Executive shall execute a release with respect to the Company substantially in the form annexed hereto). A Key Executive whose employment terminates as a result of (i) death, (ii) disability, (iii) a termination by the


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(2)  "Term of Entitlement" refers, with respect to each Key Executive, to the period of time that each such executive is entitled to receive severance benefits, as set forth in this column


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

Company for Cause, (iv) a termination by the Executive for reasons other than Good Reason, or (v) retirement, shall not be eligible to receive any benefits under the Plan. The Key Executive will not be entitled to severance under any other plan, program, arrangement, or agreement with the Company or any other Safety Components entity, and any other such payments or benefits to which the Executive receives shall reduce, on a dollar for dollar basis, the payments and benefits provided hereunder.

Timing and manner of severance benefits: Severance Benefits will be paid during the Term of Entitlement for a Key Executive in the form of salary continuation after a Key Executive incurs a Qualifying Termination of Employment in accordance with the Company's normal payroll practices in existence as of the date the Key Executive is severed.

Mitigation: Where a Key Executive has incurred a Qualifying Termination of Employment, the cash component of the Severance Benefits received will be subject to mitigation by any amount received as W-2 salary from a successor employer, and the health insurance continuation component of the Severance Benefits Group will be limited to the extent that the Key Executive becomes covered by the group health insurance plan of a successor employer. Notwithstanding the foregoing, there is no duty upon any Key Executive to seek mitigation of the Severance Benefits provided hereunder.

Amendment or Termination. The Severance Program is subject to approval by the Bankruptcy Court. The Severance Program may be amended or terminated by the Company in its sole discretion; provided, however, that the Severance Program cannot be amended or terminated in any manner which adversely affects the rights of any Key Executive within: (i) twelve (12) months following the date of adoption and (ii) in the event that a Change in Control occurs, three (3) months preceding and twelve (12) months following the event that constitutes such Change in Control.